EXHIBIT 99.1

Tuesday Morning Corporation Announces Third Quarter 2012 Results

DALLAS, April 23, 2012 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today reported that, as previously announced, net sales for the third quarter of fiscal 2012 were $172.7 million compared to $174.3 million for the quarter ended March 31, 2011, a decrease of 0.9%. Comparable store sales decreased 3.2% for the third quarter of fiscal 2012 as compared to the same period last year. The decrease in comparable store sales was comprised of a 1.8% decrease in traffic and a 1.4% decrease in average ticket. Net loss for the third fiscal quarter ended March 31, 2012 was $4.2 million, or $0.10 per share, compared to net loss of $3.6 million, or $0.08 per share, for the same period last year.

For the nine months ended March 31, 2012, net sales were $616.4 million compared to $626.4 million for the same period last year, a decrease of 1.6%. Comparable store sales decreased 4.1% for the nine month period ended March 31, 2012 as compared to the same period last year. The decrease in comparable store sales was comprised of a 3.5% decrease in traffic and a 0.6% decrease in average ticket. For the nine months ended March 31, 2012, the Company had earnings per diluted share of $0.14 versus $0.25 for the same period in fiscal 2011.

Kathleen Mason, President and Chief Executive Officer, stated, "We are on track with the implementation of our initiatives to drive sales. Our new online platform will be launched this quarter and we expect our revamped site to be considerably more robust, resulting in improved functionality and customer shopping experience. In addition, our marketing efforts will be strengthened by the fourth quarter implementation of new POS software. We expect these initiatives, in combination with our consistent real estate optimization strategy, to begin to positively impact our business during our fourth fiscal quarter and increasingly in fiscal 2013. Our balance sheet remains strong with a $33 million increase in cash over last year and no outstanding borrowings under our revolving credit facility at quarter end."

Financial Results for the Third Quarter Ended March 31, 2012

Gross Profit - Gross profit decreased $1.1 million, or 1.6%, to $65.6 million for the third quarter ended March 31, 2012 as compared to $66.7 million in the same quarter last year. As a percentage of net sales, gross profit was 38.0% for the quarter ended March 31, 2012 compared to 38.3% for the same quarter in fiscal 2011. This decrease of 0.3% in gross profit percentage was due to a minor shift in product mix and slightly higher markdowns.

Selling, General and Administrative Expenses ("SG&A") - SG&A for the quarter ended March 31, 2012 was $71.7 million versus $71.9 million in the same quarter last year. As a percentage of net sales, SG&A increased by 0.2% to 41.5% in the third quarter of fiscal 2012 from 41.3% in the same quarter last year, primarily due to lower sales volume during the recently completed quarter. On a per store basis, SG&A decreased 1.8% year over year.

Financial Results for the Nine Months Ended March 31, 2012

Gross Profit - Gross profit decreased $5.3 million, or 2.2%, to $235.4 million for the nine months ended March 31, 2012 compared to $240.7 million in the same nine-month period last year. As a percentage of net sales, gross profit decreased to 38.2% for the nine-month period ended March 31, 2012 compared to 38.4% for the same period last year. This decrease of 0.2% in gross profit percentage was primarily due to slightly higher markdowns and freight costs.

Selling, General and Administrative Expenses - SG&A for the nine months ended March 31, 2012 was $224.5 million versus $221.0 million for the same period last year. As a percentage of net sales, SG&A increased by 1.1% to 36.4% in the nine month period ended March 31, 2012 from 35.3% in the same period last year. This increase was primarily due to the loss of expense leverage on lower sales volume in addition to higher rent expense from having more stores this year.  An increase in square footage in certain new and relocated stores during the trailing 12 months also contributed to the higher rent expense.

Balance Sheet

Inventory was $261.7 million at March 31, 2012 compared to $286.0 million at March 31, 2011, a decrease of $24.3 million, or 8.5%. This decrease was largely attributable to opportunistic buys made in the prior year. Net property and equipment was $75.1 million at March 31, 2012, a decrease of $2.2 million compared to March 31, 2011. This decrease resulted from fewer capital expenditures in the most recently completed period versus the same period last year.

Accounts payable was higher at March 31, 2012 by $18.0 million versus the same period last year primarily due to the timing of receipts in the recent fiscal quarter versus the same period last year. There were no significant changes to our vendor payment policy. At March 31, 2012, we had no amounts outstanding under our revolving credit facility compared to $13.8 million outstanding at March 31, 2011. Outstanding letters of credit, primarily for insurance programs, were $8.3 million at March 31, 2012 compared to $7.8 million at the same time last year. At March 31, 2012, we had availability of $120.9 million and we were in compliance with the terms of our credit facility.

Store Activity

We operated 852 stores in 43 states as of March 31, 2012. During the third quarter of fiscal 2012, we opened 5 stores, relocated 14 stores and closed 14 stores. During the nine months ended March 31, 2012, we opened 20 stores, closed 29 stores and relocated 37 stores.

Fiscal Year 2012 Guidance:

The Company is maintaining its most recent guidance for the full fiscal year ending on June 30, 2012. Net sales for fiscal 2012 are expected to be in the range of $815 million to $820 million.  Comparable store sales are expected to decrease by 3.0% to 3.75% and earnings per diluted share are expected to be in the range of $0.13 to $0.16. For fiscal 2012 capital expenditures are expected to be $15 million, and we expect to increase total square footage by approximately 2%.

Conference Call Information

As previously announced, Tuesday Morning Corporation's management will hold a conference call to review third quarter fiscal 2012 financial results today, April 23, 2012 at 4:00 p.m. Central Time.  A real-time webcast of the call will be available in the Investor Relations section of the Company's website at http://www.tuesdaymorning.com, or you may dial into the conference at 1-877-312-5376 (no access code required). A replay of the webcast will also be accessible through the Company's website or by dialing (855) 859-2056, conference ID number 61407820, until May 6, 2012.

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 852 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial position, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2011 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of current economic conditions; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

Tuesday Morning Corporation
Consolidated Statement of Income
(In thousands, except per share data)
	Three Months Ended Mar. 31,		Nine Months Ended Mar. 31,

	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net sales	$ 172,699	$ 174,316	$ 616,406	$ 626,384
Cost of sales	107,135	107,620	381,054	385,711
Gross profit	65,564	66,696	235,352	240,673

Selling, general and administrative expenses	71,661	71,941	224,463	221,031

Operating income	(6,097)	(5,245)	10,889	19,642

Other income (expense):
Interest expense	(395)	(791)	(1,842)	(2,313)
Interest income	--	--	--	2
Other income (expense), net	(13)	89	136	476
Other income (expense)	(408)	(702)	(1,706)	(1,835)

Income before income taxes	(6,505)	(5,947)	9,183	17,807

Income tax expense	(2,260)	(2,312)	3,262	6,826

Net income	$ (4,245)	$ (3,635)	$ 5,921	$ 10,981

Earnings Per Share:
Net income per common share:
Basic	$ (0.10)	$ (0.08)	$ 0.14	$ 0.26
Diluted	$ (0.10)	$ (0.08)	$ 0.14	$ 0.25

Weighted average number of common shares:
Basic	41,622	42,660	42,156	42,419
Diluted	41,622	42,660	42,702	43,004

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)	Mar. 31,	Mar. 31,	June 30,
	2012	2011	2011
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 38,984	$ 6,358	$ 19,400
Inventories	261,722	285,998	264,361
Prepaid expenses and other assets	11,113	9,759	13,684
Deferred income taxes	79	2,112	447
Total current assets	311,898	304,227	297,892

Property and equipment, net	75,093	77,286	76,982

Other long-term assets:
Deferred financing costs	2,752	2,758	2,504
Other assets	1,636	2,012	1,778

Total Assets	$ 391,379	$ 386,283	$ 379,156

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 91,580	$ 73,625	$ 81,047
Accrued liabilities	29,017	30,174	28,760
Income taxes payable	366	364	65
Total current liabilities	120,963	104,163	109,872

Revolving credit facility	--	13,800	--
Deferred rent	3,339	3,152	3,198
Income tax payable - non-current	575	655	655
Deferred income taxes	4,943	3,596	5,297
Total Liabilities	129,820	125,366	119,022

Stockholders' equity	261,559	260,917	260,134
Total Liabilities and Stockholders' Equity	$ 391,379	$ 386,283	$ 379,156

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
	Nine Months Ended Mar. 31,

	2012	2011
	(unaudited)
Net cash flows from operating activities:
Net income	$ 5,921	$ 10,981
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,061	12,327
Amortization of financing fees	611	764
Deferred income taxes	14	412
Loss on disposal of fixed assets	375	194
Stock compensation expense	1,472	1,305
Other non-cash charges	53	(246)
Net change in operating assets and liabilities	30,569	(37,054)

Net cash provided by operating activities	50,076	(11,317)

Net cash flows from investing activities:
Proceeds from sale of assets	--	50
Capital expenditures	(9,548)	(17,034)

Net cash used in investing activities	(9,548)	(16,984)

Net cash flows from financing activities:
Repayments-revolving credit facility	(92,338)	(89,380)
Borrowings-revolving credit facility	92,338	103,180
Change in cash overdraft	(14,466)	(3,269)
Payment of financing fees	(859)	--
Excess tax benefit related to exercise of stock options	217	557
Proceeds from exercise of common stock options and stock purchase plan purchases and other	28	49
Purchase of treasury shares	(5,864)	--

Net cash used in financing activities	(20,944)	11,137

Net increase (decrease) in cash and cash equivalents	19,584	(17,164)

Cash and cash equivalents, beginning of period	19,400	23,522

Cash and cash equivalents, end of period	$ 38,984	$ 6,358
CONTACT: Stephanie Bowman
         Chief Financial Officer
         TUESDAY MORNING CORPORATION
         972-934-7251

         Farah Soi
         ICR, LLC
         203-682-8200